SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2005

ASTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Commerce Way, East Aurora, New York	14052
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (716) 805-1599

N/A
(Former name or former address, if changed since last report)

Item 2.01 Acquisition or Disposition of Assets

As previously reported on February 3, 2005 Astronics Corporation (the "Company") completed the acquisition of substantially all of the net assets of the Airborne Electronic Systems business unit from a subsidiary of General Dynamics Corporation.

On February 7, 2005 the Company filed a current report on Form 8-K disclosing the acquisition but omitted the financial statements of the acquired business and the pro forma financial information required by Item 7 of Form 8-K, as permitted by applicable rules and regulations.

This current report on Form 8-K/A amends the current report on Form 8-K filed on February 7, 2005 to include the information required by Item 7 of Form 8-K.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

The following financial statements and pro forma financial information are filed as a part of this report.

(a)	Financial Statements of Businesses Acquired
	(i)	Audited Financial Statements for the years ended December 31, 2004 and 2003

(b)	Pro Forma Financial Information
	(i)	Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2004
	(ii)	Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2004
	(iii)	Notes to the Unaudited Pro Forma condensed Combined Financial Statements

Item 9.01 (a) Financial Statements of Business Acquired

FINANCIAL STATEMENTS

AIRBORNE ELECTRONIC SYSTEMS
(A Division of General Dynamics OTS (Aerospace), Inc.)

DECEMBER 31, 2004

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
of Astronics Corporation

We have audited the accompanying statements of financial position of Airborne Electronic Systems (a division of General Dynamics OTS (Aerospace), Inc.) as of December 31, 2004 and 2003, and the related statements of operations and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an option on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Airborne Electronic Systems as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Malin, Bergquist & Company, LLP

Erie, Pennsylvania
March 18, 2005

1

AIRBORNE ELECTRONIC SYSTEMS (A Division of General Dynamics OTS (Aerospace), Inc.) STATEMENTS OF FINANCIAL POSITION As of December 31, 2004 and 2003 (in thousands)

ASSETS	2004	2003

CURRENT ASSETS
Cash	$298	$783
Accounts receivable, net of allowances for
doubtful accounts of $100	5,347	4,193
Contracts in progress	2,086	1,296
Inventories	6,067	4,835
Prepaid and other current assets	496	571

Total current assets	14,294	11,678

PROPERTY, PLANT AND EQUIPMENT	4,229	4,182

DEPOSITS AND OTHER ASSETS	450	386

Total assets	$18,973	$16,246

LIABILITIES AND DIVISION EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,942	$2,039
Accrued payroll and employee expenses	1,058	1,203
Other current liabilities	1,116	350
Loss reserve on contracts in progress	2,924	-

Total current liabilities	7,040	3,592

OTHER LIABILITIES	621	777

Total liabilities	7,661	4,369

DIVISION EQUITY	11,312	11,877

Total liabilities and division equity	$18,973	$16,246

See Notes to Financial Statements.		2

AIRBORNE ELECTRONIC SYSTEMS (A Division of General Dynamics OTS (Aerospace), Inc.) STATEMENTS OF OPERATIONS As of December 31, 2004 and 2003 (in thousands)

	2004	2003

Sales	$25,562	$28,311

Cost of sales	16,158	19,268
Provision for estimated loss on uncompleted contract	9,822	-

Gross profit (loss)	(418)	9,043

Selling, general and administrative expenses	5,621	4,690
Research and development expense	2,136	2,059

Operating profit (loss)	(8,175)	2,294

Other income	253	120

Income (loss) before income taxes	(7,922)	2,414

Income taxes benefit (expense)	2,774	(845)

Net (loss) income	(5,148)	$1,569

Division equity at beginning of year	11,877	14,640

Transfers from (to) General Dynamics	4,583	(4,332)

Division equity at end of year	$11,312	$11,877

See Notes to Financial Statements.		3

AIRBORNE ELECTRONIC SYSTEMS (A Division of General Dynamics OTS (Aerospace), Inc.) STATEMENTS OF CASH FLOWS Years Ended December 31, 2004 and 2003 (in thousands)

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	($5,148)	$1,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,476	1,437
Loss (gain) on disposal of fixed assets	22	(1)
Deferred income taxes	-	494
Loss reserve	2,924	-
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(1,154)	1,636
Contracts in progress	(790)	602
Inventories	(1,232)	956
Prepaid assets	75	(284)
Deposits and other assets	(64)	(14)
Accounts payable and accrued expense	(97)	262
Accrued payroll and employee expenses	(145)	(19)
Other current liabilities	766	(457)
Other liabilities	(156)	(156)

Net cash provided by (used in) operating activities	(3,523)	6,025

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,545)	(1,358)
Proceeds from sale of assets	-	1

Net cash used in investing activities	(1,545)	(1,357)

CASH FLOWS FROM FINANCING ACTIVITIES:
Transfers from (to) General Dynamics	4,583	(4,332)

Net increase (decrease) in cash	(485)	336

Cash at beginning of year	783	447

Cash at end of year	$298	$783

See Notes to Financial Statements		4

NOTES TO FINANCIAL STATEMENTS

Note 1.	Organization and Summary of Significant Accounting Policies

Organization

Airborne Electronic Systems (AES) is a division of General Dynamics OTS (Aerospace), Inc. (Parent). Airborne Electronic Systems is located in Redmond, Washington. AES is not a separate corporation, and there is no common stock or paid in capital.

AES is a system supplier of intelligent electrical power generation, distribution and control systems for aircraft. The business has served the aerospace and defense industry for more than 40 years. AES is a major supplier of cabin power systems to the commercial airlines market. Additionally, AES provides power conditioning units for various aircraft platforms including commercial, military, business jets and tactical missile systems. Sales to foreign customers represent 42% and 46% of total revenue in 2004 and 2003 respectively and are denominated in U.S. dollars.

The statement of operations includes all revenues and costs directly attributable to the Company, including costs for certain functions and services performed by centralized General Dynamics Corporation organizations and directly charged to or allocated to the Company. Specific identifiable costs and expenses incurred by the Parent on behalf of the Company are recognized in the financial statements within costs and expenses. Overhead costs and expenses incurred by the parent that are not specifically identifiable to the Company are allocated by the Parent to the Company and have been recorded within the accompanying financial statements as selling, general and administrative expenses.

Revenue recognition

AES recognizes sales when the product is delivered or the service is performed as well as by percentage of completion for certain contracts. In 2004 84% of AES sales were recognized as products were delivered or services performed.

Revenue representing 16% of 2004 sales was accounted for using percentage of completion, cost-to-cost method of accounting in accordance with AICPA Statement of Position 81-1 (SOP 81-1), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." AES applies earnings rates to all contract costs, to determine sales and operating earnings. The percentage- of-completion method of accounting involves the use of various estimating techniques to project costs at completion, and in some cases includes estimates of recoveries asserted against the customer for changes in specifications. These estimates involve various assumptions and projections relative to the outcome of future events over a period of time, including future labor productivity and availability, the nature and complexity of the work to be performed, availability of materials, the impact of delayed performance, availability and timing of funding from the customer, and the timing of product deliveries. These estimates are based on the Company's best judgment. AES reviews earnings rates periodically to assess revisions in contract values and estimated costs at completion. Based on these assessments, any changes in earnings rates are made prospectively.

AES charges any anticipated losses on contracts and programs to earnings when identified. Such losses encompass all costs allocable to the contracts. AES recorded estimated losses for an uncompleted contract as of December 31, 2004 equal to $2,924,000. The loss recognized in 2004 for this uncompleted contract was $822,000.

See Notes to Financial Statements.	5

Advertising

AES expenses advertising costs as incurred which amounted to $200,000 and $137,000 for the years ended December 31, 2004 and 2003, respectively.

Other income

Other income consisted primarily of the following: (in thousands)
	2004	2003

Royalty Income	$275	$119

Gain (loss) on sale of fixed assets	(22)	1

	$253	$120
Cash

Cash includes two zero balance checking accounts. Cash balances are swept daily to the Parents' accounts. When cash is reduced, receivables from the Parent are increased. When cash is needed for operating expenses, wire transfers are received from the Parent and the receivable from the Parent is reduced. Balances of cash at December 31, 2004 and 2003 represent deposits in transit less checks outstanding.

Accounts receivable and contracts in process

Accounts receivable represent only amounts billed and currently due from customers. Recoverable costs and accrued profit related to long-term contracts and programs on which revenue has been recognized, but billings have not yet been presented to the customer (unbilled receivables) are included in contracts in process.

AES performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. After collection efforts have been exhausted, uncollected balances are charged off to the allowance.

Inventories

Inventories are stated at the lower of cost of market, cost being determined by the first-in, first out method.

See Notes to Financial Statements	6

NOTES TO FINANCIAL STATEMENTS

Note 1.	Organization and Summary of Significant Accounting Policies (Continued)

Property, plant and equipment, net

Property, plant and equipment are carried at historical cost, net of accumulated depreciation and amortization. AES assets are depreciated primarily using the straight-line method over the estimated useful lives of the assets. Estimated lives of machinery and equipment range from three to seven years. Leasehold improvements are amortized over the lease term.

Research and development

Research and development (R&D) are charged to expense when incurred.

Warranty costs

AES provides product warranties to its customers for certain products. Estimated warranty costs are recorded in the period in which the related products are delivered. The warranty reserve recorded at each balance sheet date is estimated based on the term of warranty coverage provided and recent history of warranty payments. The estimated warranty obligation has been recorded at $200,000 as of December 31, 2004 and 2003. Warranty expense was $166,000 and $168,000 in 2004 and 2003, respectively.

Fair value of financial instruments

AES' financial instruments include cash, accounts receivable, accounts payable. AES estimates the fair value of these financial instruments as follows:

• Cash, accounts receivable and accounts payable: fair value approximates carrying value due to the short-term nature of these instruments.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Debt and interest

The parent has not allocated any portion of its debt or related interest cost to the Company, and no portion of the Parent's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest expense.

See Notes to Financial Statements.	7

NOTES TO FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4." The amendments made by this statement clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 2004. The Company believes the adoption of this standard will not have a material impact on its results of operations or financial position.

Note 2.	Contracts in Progress

Contracts in progress represent costs and accrued profit and consisted of the following:

(in thousands)
	December 31,
	2004	2003

Contract costs and estimated profits	$27,530	$26,072
Less advances and progress payments	28,368	24,776

	($838)	$1,296

These costs and estimated earnings are included in the accompanying balance sheets under the following captions:
(in thousands)
	December 31,
	2004		2003
Contracts in progress - costs and estimated earnings in excess of billings on uncompleted contracts		$2,086	$1,296
Estimated loss accrued on uncompleted contracts		(2,924)	-

	(	$ 838)	$1,296

See Notes to Financial Statements	8

NOTES TO FINANCIAL STATEMENTS

Note 3.	Inventories Inventories consisted of the following: (in thousands)
		December 31,
		2004	2003

	Finished goods	$1,607	$1,160
	Work in progress	1,834	1,134
	Purchased sub assemblies and materials	6,345	7,656
	Reserve for slow-moving and excess inventory	(3,719)	(5,115)

		$6,067	$4,835

Note 4.	Property, Plant and Equipment The major classes of property, plant and equipment were as follows: (in thousands)
		December 31,
		2004	2003

	Machinery and equipment	$9,258	$6,988
	Leasehold improvements	237	54
	Construction in process	253	1,300

		$9,748	$8,342
	Less accumulated depreciation and amortization	(5,519)	(4,160)

		$4,229	$4,182

Note 5.	Other Current Liabilities Other current liabilities consisted of the following: (in thousands)
		December 31,
		2004	2003

	Customer deposits	$766	$-
	Estimated warranty liability	200	200
	Estimated employee health self-insurance liability	150	150

		$1,116	$350

See Notes to Financial Statements.	9

NOTES TO FINANCIAL STATEMENTS

Note 6.	Sales by Geographic Region and Major Customers The following table summarizes AES sales by geographic region: (in thousands)
		Year Ended December 31,
		2004	2003

	North America	$14,889	$15,426
	Other	10,673	12,885

		$25,562	$28,311

In 2004 and 2003, approximately 10% and 30%, respectively, of the Company's sales were to one customer.

Note 7.	Related Party Transactions

The Parent advances funds to AES as needed and as discussed in Note 1, cash balances are swept daily to the Parent. The net transfer of funds from (to) the Parent was $4,583,000 and ($4,332,000) in 2004 and 2003, respectively. Also, the Parent performs various services including corporate support on behalf of AES. The Parent bills AES for these services as performed. Total expenses charged by the Parent for such services equaled $1,069,000 and $373,000 in the years ended December 31, 2004 and 2003, respectively.

Purchases of product support from the Parent equaled $183,000 in 2004. There were no purchases of product support in 2003. Sales of product and product support to the Parent or a subsidiary of the Parent equaled $1,317,000 and $1,796,000 in 2004 and 2003, respectively.

AES also participated in defined contribution retirement plans of the Parent in which most employees are eligible to participate. The expense to AES for these plans was $461,000 and $508,000 in 2004 and 2003, respectively. The liability to the Parent under these plans at December 31, 2004 and 2003 was $337,000 and $289,000, respectively.

Note 8.	Income Taxes

AES does not file separate income tax returns and does not make cash payments to governmental entities for income taxes. AES results are consolidated with GD and included in GD's consolidated tax filings. However, for income tax reporting purposes, these financial statements present income tax expense and deferred tax assets and liabilities on a "separate return basis," as if AES were filing its own income tax returns

See Notes to Financial Statements.	10

The provision (benefit) for income tax for the years ended December 31, 2004 and 2003 is as follows:

( in thousands)

	2004	2003

Current	($2,774)	$351
Deferred	(372)	494
Changes in valuation allowance	372	-
Total	($2,774)	$845

Current and deferred tax expense relates primarily to federal taxes.

Deferred income taxes are recognized using the liability method and reflect the tax impact of temporary differences between the amount of assets and liabilities for financial purposes and such amounts as measured by tax laws and regulations.

Deferred tax asset and (liability) components consisted of the following as of December 31, 2004 and 2003:

( in thousands)

	2004	2003
Deferred tax assets:
Inventory and other allowances	$2,360	$1,825
Accrued expenses	546	627

Total deferred tax assets	2,906	2,452
Valuation allowance	(2,617)	(2,244)

Net deferred tax assets	$289	$208

Deferred tax liabilities:
Fixed assets	($105)	($70)
Other	(184)	(138)

Total deferred tax liabilities	($289)	($208)

Net deferred tax	$-	$-

AES provided for a valuation allowance of its deferred tax assets as of December 31, 2004 and 2003, based on its assessment of the likelihood of realization of the deferred tax assets. The valuation allowance was increased in 2004 by $372,000. The allowance did not change in 2003.

See Notes to Financial Statements.	11

Note 9	Leases

	AES leases its facilities under an operating lease expiring March 31, 2008. The lease requires monthly rentals of $64,000 through September 30, 2005 and $67,000 per month thereafter. Rent expense for the years ending December 31, 2004 and 2003 amounted to $943,000 and $1,289,000 respectively. Future minimum payments under the lease for the years ending December 31, are as follows:

	(in thousands)

	2005	$773
	2006	805
	2007	805
	2008	201

Note 10.	Subsequent Event

	On February 3, 2005, AES assets and liabilities were sold to Astronics Corporation of East Aurora, New York.

See Notes to Financial Statements.	12

Item 9.01 (b) Pro Forma Financial Information

Astronics Corporation
Unaudited Pro Forma Condensed Combined Financial statements

Introduction

On February 3, 2005, Astronics Corporation (the company), through its wholly owned subsidiary, Astronics Acquisition Corp. ("AAC"), and General Dynamics OTS (Aerospace), Inc. ("Seller") entered into an Asset Purchase Agreement (the "Purchase Agreement") providing for the acquisition by AAC from the Seller of substantially all of the assets and liabilities of Seller's airborne electronics systems business (AES).   AES produces a wide range of products related to electrical power generation, control, and distribution on military, commercial, and business aircraft. AES supplies power conditioning units for both the Advanced Tactical Tomahawk and the Taurus Missile programs. AES is also a major supplier of cabin power systems to commercial airlines, which allow passengers to run their personal electronic devices with aircraft power. These systems are marketed under the trade name EmPower®, and can be found on airlines around the world. In the business jet market, AES is the selected supplier for the complete electrical distribution system for the Eclipse 500 business jet. AES leases its office and production facility located in Redmond, Washington. The net assets acquired primarily include receivables, inventories, property, plant and equipment and other intangible assets, net of liabilities.

The purchase price was $13.0 million in cash paid at closing, plus a potential earn-out of up to an aggregate of $4.0 million based upon the 2005 revenue of the acquired business as defined in the asset purchase agreement, as follows: $4 million if revenue exceeds $35 million, $3 million if revenue exceeds $34 million, $2 million if revenue exceeds $33 million, $1 million if revenue exceeds $32 million, no amount of additional consideration will be paid if revenue is less than $32 million. As defined in the agreement revenues include all revenue for the calendar year 2005 as well as certain adjustments for specific programs that will utilize percentage of completion revenue recognition which differs from Astronics revenue recognition policy. The Company expects these adjustments will result in increasing the revenue as determined for the earn out calculation by an estimated $3 million as compared with its reported revenue for 2005.

In connection with the funding of the Acquisition, the Company drew down $7.0 million from its existing credit agreement with HSBC Bank USA (the "Credit Agreement"). The terms of the Credit Agreement are set forth in that certain Credit Agreement dated February 20, 2003 between the Company and HSBC Bank USA. Following this draw, approximately $7.0 million is currently outstanding under the Credit Agreement and approximately $1.0 million is available for future borrowings. Currently, the Company is paying interest on its outstanding borrowings under the Credit Agreement at a variable rate of approximately 5%.

The following unaudited proforma condensed combined financial statements give effect to the acquisition of AES assuming the transaction took place on January 1, 2004 for the condensed combined statement of operations and as of December 31, 2004 for the condensed combined balance sheet. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Such unaudited pro forma condensed combined financial statements should be read in conjunction with the Company's consolidated financial statements and notes set forth in the report on Form 10-K for the year ended December 31, 2004.

Under the purchase method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess recorded as goodwill. These unaudited pro forma condensed combined financial statements reflect preliminary estimates of fair market value of the assets acquired and liabilities assumed and the related allocations of purchase price. The Company is currently reviewing the preliminary estimates of the fair market value of assets acquired and liabilities assumed in the acquisition, including preliminary valuations of intangible assets and property, plant and equipment. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts assumed in these unaudited pro forma condensed combined financial statements, and there can be no assurance that any adjustments will not be material.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the acquisition been consummated on January 1, 2004 or December 31, 2004 nor are they necessarily indicative of future consolidated results of operations or financial position.

ASTRONICS CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2004

(in thousands, except per share data)	ASTRONICS	ADVANCED ELECTRONIC SYSTEMS		PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED

Sales	$34,696	$25,562	$			$60,258
Cost and Expenses
Cost of products sold	30,087	16,158		2	(2)	46,247
Provision for loss on uncompleted contract		9,822				9,822
Research and development		2,136				2,136
Selling, general and administrative expenses (4)	5,477	5,621				11,098
Interest expense, net of interest income of	282			388	(3)	670
Loss on sale of assets (other income)	32	(253)				(221)
Total Costs and Expenses	35,878	33,484		390		69,752

(Loss) before income taxes	(1,182)	(7,922)		(390)		(9,494)
(Benefit) for Income Taxes	(448)	(2,774)		(133)	(9)	(3,355)
Net (Loss)	$(734)	$(5,148)		$(257)		$(6,139)

(LOSS) PER SHARE
Basic	$(.09)					$(.79)
Diluted	$(.09)					$(.79)

WEIGHTED AVERAGE SHARES
Basic	7,766					7,766
Diluted	7,766					7,766

ASTRONICS CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DECEMBER 31, 2004
(in thousands, except per share data)	ASTRONICS		ADVANCED ELECTRONIC SYSTEMS		PRO FORMA ADJUSTMENTS		PROFORMA COMBINED

ASSETS
Current Assets:
Cash and Cash Equivalents	$8,476		$298		$(6,300)	(5)$	2,474
Short-term Investments	1,000						1,000
Accounts Receivable	5,880		5,347				11,227
Contracts in progress			2,086				2,086
Inventories	7,110		6,067		300	(8)	13,477
Prepaid Expenses	560		496				1,056
Prepaid Income Taxes	796						796
Deferred Taxes	660						660
Total Current Assets	24,482		14,294		(6,000)		32,776

Property, Plant and Equipment, net:	15,221		4,229		1,688	(7)	21,138

Deferred Income Taxes	488						488
Goodwill	2,615						2,615
Other Assets	2,430		450				2,880
Total Assets	$45,236		$18,973		$(4,312)		$59,897

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$908	$		$			$908
Note payable to bank					7,000	(5)	7,000
Current Liabilities of Discontinued Operations	533						533
Accounts Payable	2,551		1,942				4,493
Loss reserve on contracts in progress			2,924				2,924
Accrued Payroll and Employee Benefits	1,309		1,058				2,367
Other Accrued Expenses	1,077		1,116				2,193
Total Current Liabilities	6,378		7,040		7,000		20,418

Long-term Debt	11,154						11,154
Supplemental Retirement Plan and Other Benefits	4,543						4,543
Other Liabilities	501		621				1,122

Shareholders' Equity	22,660		11,312		(11,312)	(6)	22,660

Total Liabilities and Shareholders' Equity	$45,236		$18,973		$(4,312)		$59,897

ASTRONICS CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Dollars in thousands)

1.	The unaudited pro forma condensed combined statement of operations does not reflect the impact of the one-time adjustment to cost of sales to write-off the estimated purchase accounting adjustment for capitalization of estimated manufacturing profit in inventory acquired. See note 8.

2.	To reflect the estimated change in depreciation arising from fair market value (FMV) adjustments to AES property, plant and equipment:

Year ended December 31, 2004

Estimated depreciation after FMV adjustments	$1,500
Historical depreciation	1,498
Estimated increase	$2

The estimated depreciation after FMV adjustments was based on expected useful lives of machinery and equipment 2-5 years.

3.	To record incremental interest expense associated with the debt financing used to pay for a portion of the acquisition of AES and the decrease in interest income associated with the use of cash financing to pay for a portion of the acquisition :

Year ended December 31, 2004

Interest expense on $7,000 borrowings (a)	$325
Interest income on $6,300 cash used for purchase of AES (b)	63
Incremental net interest expense	$388

(a) The interest rate on the debt is variable and is determined based upon LIBOR plus an applicable margin. The applicable margin at December 31, 2004 was 1.75%. The same margin would be applicable including the increased leverage from the transaction. For determining the adjustment to interest expense in the unaudited pro forma condensed combined statement of operations the current one - month LIBOR rate was used with an applicable margin of 1.75% resulting in an interest rate of 4.64%.

(b) The interest rate used to determine the adjustment to interest income in the unaudited pro forma condensed combined statement of operations was 1.0%, an estimate of current money market account interest rates.

4.	The selling, general and administrative expenses for AES include $1.1 million of allocated Parent corporate overhead. These costs include allocated executive management salary and benefits, corporate legal, audit, treasury, benefits administration and other corporate support.

5.	To record indebtedness incurred and cash on hand used to finance the AES acquisition. The Company borrowed $7.0 million against its bank line of credit and used $6.3 million from its available cash on hand.

6.	To eliminate the equity of AES.

7.	To reflect preliminary adjustments to fair market value based on preliminary valuation studies. The Company has not made a final determination as to the fair market value of identifiable intangible assets such as patents, trademarks or customer lists or property, plant and equipment. The final determination of fair market value of the assets acquired and the final allocation of the purchase price may differ from the preliminary allocations presented in these unaudited pro forma condensed combined financial statements, and there can be no assurance that any adjustments will not be material.

Purchase price paid as:

Proceeds from Bank Line of Credit	$ 7,000
Use of Cash on hand	6,300
Total purchase consideration	$ 13,300

Allocated to:
Historical value of AES net assets	$11,312
Fair value adjustments to assets and liabilities:
Inventory	300
Property, plant and equipment (a)	2,400
Estimated fair value of assets acquired	$ 14,012
Excess estimated fair market value of net assets over purchase price. (b)	$ 712
Net preliminary proforma increase to property, plant and equipment after allocation of excess of fair market value over purchase price to non current assets(a-b)	$1,688

8.	To reflect the estimated purchase accounting adjustment for capitalization of estimated manufacturing profit in inventory acquired.

9.	Tax effects of the above pro forma adjustments at a marginal tax rate of 34%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Astronics Corporation

Date: April 19, 2005	By:	/s/ David C. Burney
		Name:	David C. Burney
		Title:	Vice President Finance and Chief Financial Officer